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                                                                   EXHIBIT 10.7

                           CRAGAR INDUSTRIES, INC.

                     Five-Year Fifteen (15) Percent Note
                Due in Five Installments on January 1 of 1996
                          1997, 1998, 1999 and 2000

        Cragar Industries, Inc., a Delaware corporation (the "Company"), for value received, hereby promises to pay to Sidney Dworkin ("Maker") the principal sum of $108,333, plus interest from the date of issuance of this Note at the rate of fifteen percent (15%) per annum. The principal and interest are payable in five (5) installments as set forth in the Payment Schedule attached hereto as Exhibit "A", at the office of the Company, or by registered or certified mail to the address of Maker.

        This Note is being issued on the same terms and conditions as the Company's 1992 Five-Year Fifteen (15) Percent Notes, as amended by a First Note Amendment dated September 30, 1994 (as amended, the "1992 Notes"), evidencing an aggregate indebtedness of $3,358,323. The following is a statement of the rights of Maker and the conditions to which this Note is subject, to which Maker, by the acceptance of this Note, assents:

        1. Equal Rank. This Note is of equal rank without priority over the 1992 Notes.

        2. Subordination. The rights of Maker to the principal sum or any part thereof, and the interest due thereon, are and shall remain subject and subordinate to the claims of all creditors of the Company other than the holders of the 1992 Notes, and upon dissolution or liquidation of the Company no payment shall be due or payable upon this Note until all other contract creditors of the Company shall have been paid in full.

        3. Forbearance From Suit. Maker shall not institute any suit or proceeding for the enforcement of the payment of principal or interest unless the holders of more than 50 percent of the amount of all outstanding 1992 Notes join in such suit or proceeding.

        4. Prepayment. The Company may at any time, at its own option, prepay in whole or in part the principal sum, plus accrued interest to date of payment, on a prorata basis with all but not less than all outstanding 1992 Notes.
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        5.      Registered Owner.  The Company may treat Maker as the absolute owner hereof for the purpose of receiving payment of, or on account of, the principal or interest due hereon and for all other purposes.

        6.      Non-Liability of Stockholders, Officers and Directors.  This
Note is the obligation of the Company only, and no recourse shall be had for the payment thereof of the interest thereon against any stockholder, officer or director of the Company, either directly or through the Company, by virtue of any statute for the enforcement of any assessment or otherwise, all such liability of stockholders, directors and officers as such being released by Maker by the acceptance of this Note.

        7. Late Payment. In the event the Corporation does not pay Maker any payment of principal within 150 days after the due date thereof, the interest rate from the due date until payment of principal hereunder shall be seventeen percent (17%), except to the extent otherwise required by creditors of the Corporation to whom the indebtedness evidenced hereby is subordinated. In the event the Corporation does not pay Maker any payment of interest within 150 days after the due date thereof, such interest shall be automatically added to the remaining principal balance hereunder.

        8. Conversion. Maker has the right, at his option, at any time after any payment of principal or interest remains unpaid more than one hundred fifty (150) days after due, and except to the extent otherwise required by creditors of the Company to whom the indebtedness evidenced hereby is subordinated, to convert the unpaid principal balance hereof into shares of the Class A common stock . 01 par value of the Company (the "Stock"), as such Stock may be constituted at the date of conversion, at the price of Ten Dollars ($10.00) for one share of Stock, or at the adjusted conversion price of the

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date of conversion giving effect to any stock splits, reverse stock splits, stock dividends or merger after the date of this Note. To convert this Note, Maker shall surrender this Note to the Company, accompanied by written notice of election to convert this Note (executed on the form attached to this Note). As soon as practicable after the surrender of this Note, the Company shall deliver (i) a certificate for the number of full shares of the Stock issuable upon conversion, and (ii) cash in lieu of any fractional shares of Stock otherwise issuable pursuant to the exercise of the right or conversion hereunder.

        9. Reservation of Stock. The Company shall take, or has taken all steps necessary to reserve a number of its authorized but unissued shares of the Stock sufficient for issuance upon conversion of this Note pursuant to this paragraph.

        10. Restriction on Transfer. This Note is only transferrable to the extent expressly permitted under and pursuant to the terms and conditions of the Subscription Agreement of even date herewith, by and between the Company and Maker, including, without limitation, Section 4 thereto.

        IN WITNESS WHEREOF, the Company has signed this Note as of December 15, 1994.

                                Payments on account of principal of this Note are noted on the reverse side hereof.

                                CRAGAR INDUSTRIES, INC.


                                By: Michael H. Hartzmark
                                    ______________________________
                                    Michael H. Hartzmark, President

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                                 EXHIBIT "A"

                              [Payment Schedule]


  Payment Date             Principal        Interest             Balance
  ------------             ---------        --------             -------
January 1, 1996              -0-           $16,249.95          $108,333.00

January 1, 1997           $27,083.25       $16,249.95          $ 81,249.75

January 1, 1998           $27,083.25       $12,187.46          $ 54,166.50

January 1, 1999           $27,083.25       $ 8,124.97          $ 27,083.25

January 1, 2000           $27,083.25       $ 4,062.49               -0-